The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting

EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling

1-877-858-5407.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus may be based on preliminary assumptions about the pool assets and the structure. Any such assumptions are subject to change.

The information in this free writing prospectus may reflect parameters, metrics or scenarios specifically requested by you. If so, prior to the time of your commitment to purchase, you should request updated information based on any parameters, metrics or scenarios specifically required by you.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the asset-backed securities referred to in this free writing prospectus and to solicit an indication of your interest in purchasing such securities, when, as and if issued. Any such indication of interest will not constitute a contractual commitment by you to purchase any of the securities.

You may withdraw your indication of interest at any time.

FINAL TERMS OF THE OFFERED CERTIFICATES

OFFERED CERTIFICATES
CLASS	INITIAL CLASS PRINCIPAL AMOUNT (1)	RELATED MORTGAGE POOL	RELATED SUBGROUP	INITIAL CERTIFICATE INTEREST RATE	SUMMARY INTEREST RATE FORMULA	DESIGNATION	MOODY’S RATING (18)	FITCH RATING (18)	S&P RATING (18)
Class 1-A-1	$14,218,000	1	1-1	5.000%	Fixed-Rate	Senior	(19)	AAA	AAA
Class 1-A-2	$87,552,200	1	1-2	5.500%	Fixed-Rate	Senior	(19)	AAA	AAA
Class 1-A-3	$161,920,000	1	1-3	6.000%	Fixed-Rate	Senior	(19)	AAA	AAA
Class 1-A-4	$47,248,600	1	1-4	6.500%	Fixed-Rate	Senior	(19)	AAA	AAA
Class 2-A-1	$90,335,000	2	2-2	5.920%	(2)	Super Senior/Sequential/Accretion Directed/Companion	Aaa	AAA	AAA
Class 2-A-2	(3)	2	2-2	0.080%	(4)	Senior/Interest-Only	Aaa	AAA	AAA
Class 2-A-3	$3,000,000	2	2-2	5.820%	(5)	Super Senior/Sequential/Accretion Directed/Companion	Aaa	AAA	AAA
Class 2-A-4	(6)	2	2-2	0.180%	(7)	Senior/Interest-Only	Aaa	AAA	AAA
Class 2-A-5	$27,500	2	2-2	6.000%	Fixed-Rate	Senior/Sequential/Accrual	(19)	AAA	AAA
Class 2-A-6	$70,190,000	2	2-2	6.000%	Fixed-Rate	Senior/Sequential/Lockout	(19)	AAA	AAA
Class 2-A-7	$4,827,000	2	2-2	6.000%	Fixed-Rate	Senior Support/Sequential/Lockout	(19)	AAA	AAA
Class 2-A-8	$50,000,000	2	2-2	5.750%	Fixed-Rate	Senior/Sequential	(19)	AAA	AAA
Class 2-A-9	(8)	2	2-2	6.000%	Fixed-Rate	Senior/Interest-Only	(19)	AAA	AAA
Class 2-A-10	$11,315,500	2	2-2	6.000%	Fixed-Rate	Senior/Sequential	(19)	AAA	AAA
Class 2-A-11	$10,509,500	2	2-2	6.000%	Fixed-Rate	Senior/Sequential	(19)	AAA	AAA
Class 2-A-12	$105,192,000	2	2-2	6.000%	Fixed-Rate	Senior/Sequential/PAC I	(19)	AAA	AAA
Class 2-A-13	$17,500,000	2	2-2	6.000%	Fixed-Rate	Senior/Sequential/PAC II	(19)	AAA	AAA
Class 2-A-14 (20)	$8,385,000	2	2-1	5.000%	Fixed-Rate	Senior/Sequential/Lockout	(19)	AAA	AAA
Class 2-A-15 (20)	$28,072,000	2	2-1	5.000%	Fixed-Rate	Senior/Sequential	(19)	AAA	AAA
Class 2-A-16 (20)	$4,108,400	2	2-1	5.000%	Fixed-Rate	Senior/Sequential	(19)	AAA	AAA
Class 2-A-17	$105,787,300	2	2-3	5.650%	(9)	Senior	(19)	AAA	AAA
Class 2-A-18	(10)	2	2-3	1.350%	(11)	Senior/Interest-Only	(19)	AAA	AAA
Class 2-A-19 (20)	$40,565,400	2	2-1	5.000%	Fixed-Rate	Senior/Exchangeable	(19)	AAA	AAA
Class 2-A-20 (20)	$105,192,000	2	2-2	5.500%	Fixed-Rate	Senior/Exchangeable	(19)	AAA	AAA
Class 2-A-21 (20)	(12)	2	2-2	6.000%	Fixed-Rate	Senior/Exchangeable/ Interest-Only	(19)	AAA	AAA
Class 2-A-22 (20)	$105,192,000	2	2-2	5.750%	Fixed-Rate	Senior/Exchangeable	(19)	AAA	AAA
Class 2-A-23 (20)	(13)	2	2-2	6.000%	Fixed-Rate	Senior/Exchangeable/ Interest-Only	(19)	AAA	AAA
Class A-P	$103,592	1	1-1	(14)	NA	Senior/Principal-Only	(19)	AAA	AAA
Class B-1	$15,261,500	1, 2	(15)	6.037%	(16)	Subordinate	(19)	AA	(19)
Class B-2	$5,087,100	1, 2	(15)	6.037%	(16)	Subordinate	(19)	A	(19)
Class B-3	$2,967,400	1, 2	(15)	6.037%	(16)	Subordinate	(19)	BBB	(19)
Class A-R	$100	2	2-2	6.000%	Fixed-Rate	Senior/Residual	(19)	AAA	AAA

NON-OFFERED CERTIFICATES
Class B-4	$1,695,700	1, 2	(15)	6.037%	(16)	Subordinate	(19)	BB	(19)
Class B-5	$847,900	1, 2	(15)	6.037%	(16)	Subordinate	(19)	B	(19)
Class B-6	$1,695,732	1, 2	(15)	6.037%	(16)	Subordinate	(19)	(19)	(19)
Class P	$100	1, 2	(17)	NA	NA	Prepayment Penalties	(19)	AAA	AAA

(1)

These balances are approximate and are subject to an increase or decrease of up to 5%.

(2)

The per annum certificate interest rate on the Class 2-A-1 Certificates will be equal to LIBOR (the London Interbank Offered Rate) plus 0.600%, subject to a minimum certificate interest rate of 0.600% per annum and a maximum certificate interest rate of 20.000% per annum.  Any interest payable on the Class 2-A-1 Certificates in excess of the interest payable to such class at an interest rate of 6.000% per annum will be payable solely from amounts received in respect of the related yield maintenance agreement.

(3)

The Class 2-A-2 Certificates are interest-only certificates and will not receive any distributions of principal.  Interest will accrue on the Class 2-A-2 Notional Amount, which is initially equal to approximately $90,335,000.

(4)

The per annum interest rate on the Class 2-A-2 Certificates will be equal to the excess of (a) 5.400% over (b) LIBOR, subject to a minimum certificate interest rate of 0.000% per annum and a maximum certificate interest rate of 5.400% per annum.

(5)

The per annum certificate interest rate on the Class 2-A-3 Certificates will be equal to LIBOR plus 0.500%, subject to a minimum certificate interest rate of 0.500% per annum and a maximum certificate interest rate of 9.500% per annum.  Any interest payable on the Class 2-A-3 Certificates in excess of the interest payable to such class at an interest rate of 6.000% per annum will be payable solely from amounts received in respect of the related yield maintenance agreement.

(6)

The Class 2-A-4 Certificates are interest-only certificates and will not receive any distributions of principal.  Interest will accrue on the Class 2-A-4 Notional Amount, which is initially equal to approximately $3,000,000.

(7)

The per annum interest rate on the Class 2-A-4 Certificates will be equal to the excess of (a) 5.500% over (b) LIBOR, subject to a minimum certificate interest rate of 0.000% per annum and a maximum certificate interest rate of 5.500% per annum.

(8)

The Class 2-A-9 Certificates are interest-only certificates and will not receive any distributions of principal.  Interest will accrue on the Class 2-A-9 Notional Amount, which is initially equal to approximately $2,083,333.

(9)

The per annum interest rate on the Class 2-A-17 Certificates will be equal to LIBOR plus 0.330%, subject to a minimum certificate interest rate of 0.330% per annum and a maximum certificate interest rate of 7.000% per annum.

(10)

The Class 2-A-18 Certificates are interest-only certificates and will not receive any distributions of principal.  Interest will accrue on the Class 2-A-18 Notional Amount, which is initially equal to approximately $105,787,300.

(11)

The per annum interest rate on the Class 2-A-18 Certificates will be equal to the excess of (a) 6.670% over (b) LIBOR, subject to a minimum certificate interest rate of 0.000% per annum and a maximum certificate interest rate of 6.670% per annum.

(12)

The Class 2-A-21 Certificates are interest-only certificates and will not receive any distributions of principal.  Interest will accrue on the Class 2-A-21 Notional Amount, which is initially equal to approximately $8,766,000.

(13)

The Class 2-A-23 Certificates are interest-only certificates and will not receive any distributions of principal.  Interest will accrue on the Class 2-A-23 Notional Amount, which is initially equal to approximately $4,383,000.

(14)

The Class A-P Certificates are principal-only certificates and are not entitled to payments of interest.

(15)

The Class B-1, Class B-2, Class B-3, Class B-4, Class B-5 and Class B-6 Certificates will be related to all pool 1 and pool 2 subgroups.

(16)

The certificate interest rate applicable to each of the Class B-1, Class B-2, Class B-3, Class B-4, Class B-5 and Class B-6 Certificates will equal a per annum rate calculated as the quotient expressed as a percentage of (a) the sum of (i) the product of (x) 5.000% and (y) the subgroup subordinate amount relating to subgroup 1-1 for that distribution date, (ii) the product of (x) 5.500% and (y) the subgroup subordinate amount relating to subgroup 1-2 for that distribution date, (iii) the product of (x) 6.000% and (y) the subgroup subordinate amount relating to subgroup 1-3 for that distribution date, (iv) the product of (x) 6.500% and (y) the subgroup subordinate amount relating to subgroup 1-4 for that distribution date, (v)  the product of (x) 5.000% and (y) the subgroup subordinate amount relating to subgroup 2-1 for that distribution date, (vi) the product of (x) 6.000% and (y) the subgroup subordinate amount relating to subgroup 2-2 for that distribution date and (vii)  the product of (x) 7.000% and (y) the subgroup subordinate amount relating to subgroup 2-3 for that distribution date, divided by (b) the aggregate of the subgroup subordinate amounts relating to each subgroup for that distribution date.

(17)

The ratings are not recommendations to buy, sell or hold these certificates.  A rating may be changed or withdrawn at any time by the assigning rating agency. The ratings do not address the possibility that, as a result of principal prepayments, the yield on your certificates may be lower than anticipated.

(18)

Such rating agency has not been asked to rate these certificates.

(19)

Each of these classes of certificates are exchangeable for certain other classes of offered certificates.

CLASS	RECORD DATE(1)	DELAY/ ACCRUAL PERIOD(2)	INTEREST ACCRUAL CONVENTION	EXPECTED FINAL DISTRIBUTION DATE	FINAL SCHEDULED DISTRIBUTION DATE	MINIMUM DENOMINATION (5)	INCREMENTAL DENOMINATIONS	CUSIP
Class 1-A-1	CM	24	30/360	January 2022	March 2022	$100,000	$1	46630RAA9
Class 1-A-2	CM	24	30/360	February 2022	March 2022	$100,000	$1	46630RAB7
Class 1-A-3	CM	24	30/360	February 2022	March 2022	$100,000	$1	46630RAC5
Class 1-A-4	CM	24	30/360	February 2022	March 2022	$100,000	$1	46630RAD3
Class 2-A-1	DD	0	30/360	April 2011	March 2037	$100,000	$1	46630RAE1
Class 2-A-2	DD	0	30/360	April 2011	March 2037	$100,000	$1	46630RAF8
Class 2-A-3	DD	0	30/360	April 2011	March 2037	$100,000	$1	46630RAG6
Class 2-A-4	DD	0	30/360	April 2011	March 2037	$100,000	$1	46630RAH4
Class 2-A-5	CM	24	30/360	April 2011	March 2037	$25,000	$1	46630RAJ0
Class 2-A-6	CM	24	30/360	February 2037	March 2037	$100,000	$1	46630RAK7
Class 2-A-7	CM	24	30/360	February 2037	March 2037	$100,000	$1	46630RAL5
Class 2-A-8	CM	24	30/360	April 2011	March 2037	$100,000	$1	46630RAM3
Class 2-A-9	CM	24	30/360	April 2011	March 2037	$1,000	$1	46630RAN1
Class 2-A-10	CM	24	30/360	August 2012	March 2037	$1,000	$1	46630RAP6
Class 2-A-11	CM	24	30/360	February 2037	March 2037	$100,000	$1	46630RAQ4
Class 2-A-12	CM	24	30/360	March 2036	March 2037	$100,000	$1	46630RAR2
Class 2-A-13	CM	24	30/360	February 2037	March 2037	$100,000	$1	46630RAS0
Class 2-A-14	CM	24	30/360	February 2037	March 2037	$100,000	$1	46630RAT8
Class 2-A-15	CM	24	30/360	October 2013	March 2037	$100,000	$1	46630RAU5
Class 2-A-16	CM	24	30/360	February 2037	March 2037	$100,000	$1	46630RAV3
Class 2-A-17	DD	0	30/360	February 2037	March 2037	$100,000	$1	46630RAW1
Class 2-A-18	DD	0	30/360	February 2037	March 2037	$100,000	$1	46630RAX9
Class 2-A-19	CM	24	30/360	February 2037	March 2037	$100,000	$1	46630RAY7
Class 2-A-20	CM	24	30/360	March 2036	March 2037	$100,000	$1	46630RAZ4
Class 2-A-21	CM	24	30/360	March 2036	March 2037	$100,000	$1	46630RBA8
Class 2-A-22	CM	24	30/360	March 2036	March 2037	$100,000	$1	46630RBB6
Class 2-A-23	CM	24	30/360	March 2036	March 2037	$100,000	$1	46630RBC4
Class A-P	CM	NA	NA	January 2022	March 2037	$100,000	$1	46630RBD2
Class B-1	CM	24	30/360	February 2037	March 2037	$100,000	$1	46630RBF7
Class B-2	CM	24	30/360	February 2037	March 2037	$100,000	$1	46630RBG5
Class B-3	CM	24	30/360	February 2037	March 2037	$100,000	$1	46630RBH3
Class A-R	CM	24	30/360	April 2007	March 2037	$100	(5)	46630RBJ9

NON-OFFERED CERTIFICATES

Class B-4	CM	24	30/360	February 2037	March 2037	$100,000	$1	46630RBK6
Class B-5	CM	24	30/360	February 2037	March 2037	$100,000	$1	46630RBL4
Class B-6	CM	24	30/360	February 2037	March 2037	$100,000	$1	46630RBM2
Class P	CM	NA	NA	April 2012	March 2037	$100	(5)	46630RBN0

(1)

CM = For any distribution date, the close of business on the last business day of the calendar month preceding the month of the related distribution date.    DD = For any distribution date, the close of business on the business day immediately before that distribution date.

(2)

24 Day = For any distribution date, the interest accrual period will be calendar month preceding that distribution date.    0 day = For any distribution date, the period from and including the 25th day of the month immediately preceding such distribution date to and including the 24th day of the month of such distribution date.

(3)

The Class A-R and Class P Certificate will be issued in definitive, fully registered form, representing the entire percentage interest of that class.